CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                               SOLAR-MATES, INC.

               Under Section 805 of the Business Corporation Law

      We, the undersigned, being the President and Secretary of SOLAR-MATES, INC., do hereby certify and set forth:

      1. The name of the corporation (the "Corporation") is "SOLARMATES, INC." The name under which the Corporation was formed is "Nevitt Sales Corp." On December 30, 1994, the Corporation changed its name to its present name.

      2. The Certificate of Incorporation of the Corporation was filed in the Office of the Department of State on September 8, 1976.

      3. The Certificate of Incorporation of the Corporation is hereby amended, pursuant to Section 801(b)(12) of the Business Corporation Law, to create three classes of preferred shares, one consisting of 15,000 shares, designated as Series A 6.5% Convertible Preferred Stock, $.001 par value, one consisting of 15,000 shares, designated as Series B 6% Convertible Preferred Stock, $.001 par value, and one consisting of 15,000 shares, designated as Series C 6% Convertible Preferred Stock, $.001 par value, and to provide for the relative voting, dividend, liquidation and other rights, preferences and limitations of each such class.

      4. To accomplish the foregoing, a new Paragraph C is added to Article FOURTH of the Certificate of Incorporation of the Corporation which shall read as follows:

      "C. Creation of Preferred Stock.

                            I. Designation and Amount

      The designation of the series of preferred stock fixed by this paragraph C shall be (i) "Series A 6.5% Convertible Preferred Stock" (the "Series A Preferred Stock"), (ii) "Series B 6% Convertible Preferred Stock" (the "Series B Preferred Stock") and (iii) "Series C 6% Convertible Preferred Stock" (the "Series C Preferred Stock"; together with the Series A Preferred Stock and
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the Series C Preferred Stock, the "Preferred Stock"). Each such series of
Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value"). The number of shares constituting each such series shall be 15,000, subject to reduction by vote of the Board of Directors as to any shares of Preferred Stock which are not issued or are reacquired.

                                    II. Rank

      Each series of Preferred Stock shall rank (i) prior to the Corporation's Common Stock, $.001 par value ("Common Stock"); (ii) pari passu with the other series of Preferred Stock and any other class or series of preferred stock of the Corporation; and (iii) unless the holders of Preferred Stock shall otherwise consent pursuant to Article V.B, prior to any other class or series of the Corporation's capital stock, both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           III. Transfer Restrictions

      The persons to whom Preferred Stock are initially issued by the Corporation shall be hereafter referred to as "Holders." The Preferred Stock shall not be transferable by the Holders thereof other than to an affiliate of such Holder, as the term affiliate is defined under Rule 144 of the Securities Act of 1933, as amended, and then only in accordance with applicable laws, including but not limited to, applicable securities laws. Hereafter, the term "Holder" shall be deemed to include the initial Holder and any such affiliated acquiror.

                         IV. Dividends and Distributions

            A. There shall be (i) a 6.5%, per annum, cumulative cash dividend payable on the Series A Preferred Stock, (ii) a 6%, per annum, cumulative cash dividend payable on the Series B Preferred Stock and (iii) a 6%, per annum, cumulative cash dividend payable on the Series C Preferred Stock (collectively, the "Cash Dividends"). The Cash Dividends shall be payable annually, in arrears. For purposes of calculation of the Cash Dividends, each series of Preferred Stock shall be valued at the Stated Value.

            The Cash Dividends shall be sometimes hereafter referred to as the "Dividends."

            The Dividends applicable to an issued and outstanding share of Preferred Stock will accrue beginning upon issuance, and will be payable annually as of December 31 in each calendar year, in arrears (the "Dividend Payment Date").


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

            B. When a Holder elects to convert any share(s) of Preferred Stock, as hereinafter provided, the Holder of the Preferred Stock so converted shall be entitled to receive, on the Dividend Payment Date next succeeding the Conversion Date, as defined herein, in respect of each share of Preferred Stock so converted, a partial Dividend based upon the portion of the year the Preferred Stock was held beginning with the first day following the Dividend Payment Date immediately preceding such conversion and ending with the Conversion Date.

            C. The Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

            D. Notwithstanding the provisions of this Article IV above, the Corporation may, in its sole discretion, but is not obligated to, pay any or all Dividends in Preferred Stock of the same series rather than in cash. The Corporation shall pay such dividend by issuing to such shares of Preferred Stock of the same series that have an aggregate Stated Value equal to the amount of the Cash Dividends otherwise payable to such holder on the applicable Dividend Payment Date.

                                V. Voting Rights

            A. Other than pursuant to paragraph B below and other than as required by law, the shares of Preferred Stock shall not carry with them the right to vote on any matter relating to the business or affairs of the Corporation as to which shareholders generally have the right to vote under the Business Corporation Law, or to receive notice of or to be represented at any meeting of shareholders of the Corporation called for such purpose.

            B. The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a separate single class, shall be necessary to (i) authorize, adopt or approve an amendment to the Certificate of Incorporation of the Corporation that would alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect such shares of Preferred Stock materially and adversely and (ii) issue any capital stock senior to the Preferred Stock (either as to dividends or upon liquidation). With respect to any such vote, each such holder shall have the right to cast such number of votes as may be cast by the holder of the number of shares of Common Stock into which such Preferred Stock is convertible on the record date for such vote.

                   VI. Liquidation, Dissolution or Winding Up

            A. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary


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

(any such event being hereinafter referred to as a "Liquidation") occurring while any share of Preferred Stock is outstanding, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation, in cash, an amount per share equal to the Stated Value (such amounts hereinafter called the "Liquidation Preference") before any distribution of assets shall be made to the holders of the Common Stock or any other stock ranking junior to the Preferred Stock. The Liquidation Preference shall be subject to equitable adjustment if there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock. After the payment of the full amount of the Liquidation Preference, the Holders shall not be entitled to participate in any distribution of assets by the Corporation. If, upon a Liquidation, the assets of the Corporation available for distribution among the Holders and holders of any other series of preferred stock then outstanding which is in parity with the Preferred Stock shall be insufficient to permit payment to the Holders of the aggregate amount which they are entitled to be paid, then the assets of the Corporation available for distribution to the Holders and the holders of any other series of preferred stock then outstanding which is in parity with the Preferred Stock as to Liquidation shall be distributed ratably among the Holders and the holders of such other series based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount available for distribution on all shares of Preferred Stock and of such other series of preferred stock, if any.

            B. Neither the consolidation nor merger of the Corporation with or into any other corporation, or any other business combination of the Corporation or the sale or lease of all or substantially all of the assets of the Corporation for cash, property or securities shall be deemed a Liquidation of the Corporation for purposes of this Article VI.

                       VII. Conversion of Preferred Stock

            A. A holder of shares of Series A Preferred Stock may, at any time after the approval by the Corporation's shareholders of the issuance of the shares of Common Stock into which such shares of Series A Preferred Stock is convertible, by means of a majority of the total votes cast in person or by proxy at a meeting of the Corporation's shareholders held for such purpose, convert all Series A Preferred Stock held by such holder into fully paid and non-assessable shares of Common Stock as follows. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by a conversion rate equal to the lower of (i) $5.50 and (ii) 80% of the average Market Price, as defined below, for the 10 consecutive trading days ending three


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

days prior to the giving by such holder to the Corporation of a notice of conversion.

            B. A holder of shares of Series B Preferred Stock may, at any time after the later to occur of (i) January 1, 1997 and (ii) the approval by the Corporation's shareholders of the issuance of the shares of Common Stock into which such shares of Series B Preferred Stock is convertible, by means of a majority of the total votes cast in person or by proxy at a meeting of the Corporation's shareholders held for such purpose, convert all Series B Preferred Stock held by such holder into fully paid and non-assessable shares of Common Stock as follows. Each share of Series B Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by a conversion rate equal to the lower of (i) $6.75 and (ii) 80% of the average Market Price, as defined below, for the 10 consecutive trading days ending three days prior to the giving by such holder to the Corporation of a notice of conversion.

            C. A holder of shares of Series C Preferred Stock may, at any time after the later to occur of (i) July 1, 1997 and (ii) the approval by the Corporation's shareholders of the issuance of the shares of Common Stock into which such shares of Series C Preferred Stock is convertible, by means of a majority of the total votes cast in person or by proxy at a meeting of the Corporation's shareholders held for such purpose, convert all Series C Preferred Stock held by such holder into fully paid and non-assessable shares of Common Stock as follows. Each share of Series C Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by a conversion rate equal to the lower of (i) $8.25 and (ii) 80% of the average Market Price, as defined below, for the 10 consecutive trading days ending three days prior to the giving by such holder to the Corporation of a notice of conversion.

            "Market Price" shall be deemed to have the following meaning for the purposes hereof. As long as the Common Stock is listed on The Nasdaq National Market, the "Market Price" shall be equal to the closing high bid price of the Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). If the Common Stock is no longer listed on The Nasdaq National Market, the "Market Price" shall be equal to the closing bid price of the Common Stock, as reported by NASDAQ (assuming that the Common Stock is listed on the Nasdaq SmallCap Market or is included in the "pink sheets" or other inter-dealer quotation service or publication) or the closing price for the Common Stock (assuming that the Common Stock is listed on a national securities exchange).

            At any time after September 30, 2000, the Corporation shall have the right, in its sole and absolute discretion, to force


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

the conversion of all issued and outstanding shares of Preferred Stock.

            Upon a conversion hereunder, the Holder shall surrender to the Corporation the certificate or certificates therefor, duly endorsed to the Corporation or in blank. Within two business days after the effective date of such conversion, the Corporation will issue and deliver to the Holder certificates for the number of shares of Common Stock issuable upon a conversion hereunder. Shares of Preferred Stock shall be deemed to have been converted on the date of surrender of the certificate or certificates as above provided, and the Holder thereof shall be entitled to receive the certificate(s) representing the shares of Common Stock issuable upon such conversion and the beneficial holders of such shares shall be treated for all purposes as the record holder of such shares of Common Stock on such date (the "Conversion Date"). Notwithstanding the failure of a Holder to remit a certificate upon a forced conversion hereunder, such forced conversion shall be deemed to have occurred as of the date specified by the Corporation.

            No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Preferred Stock. If any fractional share is called for upon any conversion of Preferred Stock, the Corporation shall purchase such fractional interest for an amount equal to the dollar value of such fractional interest.

            The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of Preferred Stock at the time outstanding. The Corporation shall from time to time, subject to and in accordance with the laws of New York, use its best efforts to increase the authorized amount of Common Shares if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Preferred Stock.

            The issuance of certificates for shares of Common Stock upon the conversion of Preferred Stock shall be made without charge to the Corporation for any tax in respect of such issuance. The Corporation shall not be required to pay any other tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the Holder of such shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such shares unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the


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

Corporation that such tax has been paid. Notwithstanding the foregoing, the Corporation may require an opinion of counsel satisfactory to the Corporation that the issuance of shares of Common Stock in the name of any person other than the Holder of the Preferred Stock whose shares are being converted may be made without registration under applicable federal and state securities laws. If such an opinion is not thereafter promptly presented to the Corporation, such shares shall be issued only in the name of the beneficial holder whose shares were surrendered for conversion.

                      VIII. Adjustments to Conversion Rate

            A. In case the Corporation shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares, the conversion rate (the "Conversion Rate") then in effect with respect to the Preferred Stock under Article VII hereof shall be adjusted, effective at the close of business on the record date for the determination of shareholders entitled to receive the same, to the rate determined by taking the product obtained by multiplying (i) the Conversion Rate in effect immediately prior to the close of business on such record date by (ii) the number of shares of Common Stock outstanding immediately prior to such dividend, subdivision, or contraction, and dividing it by (iii) the number of shares of Common Stock outstanding immediately after such dividend, subdivision or contraction.

            B. If any capital reorganization or reclassification of the Common Stock (excluding any transaction to which paragraph C below applies), or consolidation, or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization or sale, lawful and adequate provision shall be made, whereby the holders of Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Preferred Stock, upon the exercise of their conversion rights, such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable with respect to such shares of Preferred Stock, upon the exercise of such rights, had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of Preferred Stock to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock,


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

securities or assets thereafter deliverable upon the exercise thereof.

            The Corporation shall not be required to make any adjustment in the Conversion Rate in any case in which the number of shares of Common Stock into which each share of Preferred Stock may be converted, as required pursuant to
Article VII, would be increased or decreased by less than 1%, but in such case the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together which such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

                              IX. Reacquired Shares

            The Corporation shall cancel each share of Preferred Stock which shall be converted by the Corporation. All such shares of Preferred Stock shall become authorized but unissued shares of preferred stock of the Corporation, and the number of shares of preferred stock which the Corporation shall have authority to issue shall not be decreased by such conversion. Such shares may only be issued as part of another series of preferred stock of the Corporation.

                                   X. Notices

            Any notice required by the above provisions to be given to the holders of shares of Preferred Stock shall be deemed given when deposited in the United States mail, first class postage prepaid, and addressed to the shareholder at its address appearing on the books of the Corporation. Any notice required by the provisions of this Paragraph C by the holders of Preferred Stock shall be deemed given when deposited in the United States mail, first class postage prepaid and addressed to the Corporation at its principal executive offices."

            5. This Amendment to the Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 502 of the Business Corporation Law pursuant to the authority expressly


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granted to and vested in the Board of Directors by the Corpor- ation's
Certificate of Incorporation.

            IN WITNESS WHEREOF, we have signed this certificate on September 26, 1996 and we affirm the statements contained herein are true under the penalties of perjury.


                                    /s/ Stephen Nevitt
                                    -------------------------
                                    Stephen Nevitt, President


                                    /s/ Milton Nevitt
                                    -------------------------
                                    Milton Nevitt, Secretary


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